UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2007

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

602-244-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On November 8, 2007, Semiconductor Components Industries, LLC (“SCI”), a wholly owned subsidiary and primary operating company of ON Semiconductor Corporation (“ON Semiconductor”), together with certain other subsidiaries of ON Semiconductor, entered into a Purchase and Sale Agreement with Analog Devices, Inc. and its subsidiaries (“ADI”). Under the terms of the purchase agreement, SCI has agreed to purchase from ADI certain assets, including patents, patent applications and related technology, related to ADI’s voltage regulation and thermal monitoring products for computing applications business (“Transaction”). At the closing of the Transaction, the parties will enter into several ancillary agreements, including a licensing agreement, a one-year manufacturing supply agreement, a transition services agreement, and an escrow agreement covering certain post-closing indemnification obligations of ADI.

The aggregate consideration payable by SCI at the closing of the Transaction is approximately $185 million, which includes minimum amounts payable under the supply agreement.

The Transaction is expected to close after the satisfaction or waiver of certain closing conditions set forth in the purchase agreement, including any necessary regulatory approvals.

A copy of the news release issued by the Company on November 8, 2007 concerning the foregoing Transaction is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibit.

(d)	Exhibits

Exhibit No.	Description
99.1	News Release dated November 8, 2007 and titled “ON Semiconductor to Acquire CPU Voltage and PC Thermal Monitoring Business from Analog Devices, Inc.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ON SEMICONDUCTOR CORPORATION (Registrant)

Date: November 13, 2007	By:	/s/ DONALD A. COLVIN
Donald A. Colvin
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	News Release dated November 8, 2007 and titled “ON Semiconductor to Acquire CPU Voltage and PC Thermal Monitoring Business from Analog Devices, Inc.”

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